                                        Confidential Treatment Requested
                                        Under 17 C.F.R. Sections 200.80(b)(4),
                                        200.83 AND 240.24b-2


                                                                 Exhibit 10-27

                             SERVICE AGREEMENT

     THIS SERVICE AGREEMENT is made effective as of this 4th day of October, 1999, by and between MITSUBISHI MOTOR SALES OF AMERICA, INC. ("MMSA") a California corporation having its principal place of business at 6400 Katella Avenue, Cypress, California 90630, and NEWGEN RESULTS CORPORATION ("Newgen"), having its principal place of business at 12680 High Bluff Drive, Suite 300, San Diego, California 92130, with reference to the following facts:

                                WITNESSETH:

     WHEREAS, MMSA desires to retain an experienced service and parts marketing services company to provide service and parts marketing solution programs known as "Diamond Care Plus" for MMSA's dealers ("Dealers") to include, without limitation, service reminders, service coupons, appointments and marketing support ("DCP");

     WHEREAS, Newgen has expertise in providing such services;

     WHEREAS, MMSA desires that Newgen provide such services and Newgen desires to perform such services for MMSA;

     NOW, THEREFORE, in reliance upon the foregoing facts and in consideration of the mutual agreements hereinafter set forth, the parties agree as follows:

1. SERVICES. MMSA hereby retains Newgen and Newgen agrees to provide certain services directly to MMSA (the "MMSA Direct Services"), as set forth in Exhibit "A" attached hereto and incorporated herein by this reference, and certain services directly to the Dealers (the "Dealer Services") as set forth in Exhibit "C" attached hereto and incorporated herein by this reference; provided, however, that in the event of an ambiguity, conflict or inconsistency between the terms and conditions of this Agreement and those of Exhibits "A" and "C," the terms and conditions of this Agreement shall control in all instances. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the terms and conditions of any agreement entered into by and between Newgen and any Dealer. As more fully set forth in Exhibit "C," the DCP has three (3) distinct components: (i) Analysis Retention and Marketing ("ARM"); (ii) Diamond Care Plus, Reservations; and (iii) Diamond Care Plus, Connection. In connection with the MMSA Direct Service and the Dealer Services, the parties, without limitation, generally agree to the following terms and conditions:

     (a) Newgen shall provide services to Dealers in a good and workmanlike manner and utilize its best reasonable efforts to ensure that Dealers are satisfied with Newgen's services.

     (b) MMSA shall endorse Newgen's products and services to its Dealers. During the term of this Agreement, Newgen shall be the exclusive MMSA-authorized provider of its services to Dealers in customer relationship management for the Dealer's service and parts departments. MMSA shall not endorse any competitive products that are a part of another company's ARM system initiative. This exclusivity shall only pertain to "reminder based" products. Direct mail initiatives, such as coupon prospecting, shall not be deemed competitive products. MMSA, at no cost to MMSA, shall use its best reasonable efforts to ensure that as many Dealers as possible utilize Newgen's full suite of services.

     (c) MMSA's field representatives shall accompany Newgen's field representatives to MMSA dealerships to assist Newgen in enrolling the dealership to Newgen's services.

     (d) Newgen shall provide dedicated dealer support staff to contact Dealers on a scheduled rotation of approximately eight (8) weeks.

     (e) Newgen shall provide telephone help desk support for Dealers and MMSA to be staffed 24/7.

     (f) Newgen shall provide a toll free telephone number for dealer support.

     (g) Newgen shall provide MMSA with a specific e-mail address for dealer support.

     (h) Newgen shall provide a qualified account team, with a team leader, to act as primary contact for MMSA and, on request, participate in monthly activity meetings with MMSA project leaders.

     (i) Newgen shall provide MMSA with access to all customer data for reporting and analysis.

     (j) Newgen shall not release any specific customer or dealer information to any third parties. Newgen reserves the right to utilize the information for general statistical purposes.

     (k) Newgen shall bear the cost of travel for all Newgen personnel in support of the DCP suite of systems.

     (l) Newgen shall bill each Dealer for all dealer services that are part of a DCP system. Newgen shall provide MMSA an original of each Dealer invoice containing only DCP system charges for such Dealer, in Dealer code order. All such billings shall be in MMSA specified format and include account information for participating Dealers as directed by MMSA. MMSA shall direct bill each Dealer through the each Dealer's MMSA parts account and remit to Newgen all monies due under the invoices, without discount of setoff, net thirty (30) days from receipt of each such invoice. Newgen shall directly bill to each Dealer all additional fulfillment or promotion costs requested by the Dealers. Any such amounts shall be paid directly by the Dealers and shall not be paid by MMSA out of the Dealers' parts accounts.

     (m) MMSA shall not be liable for any amounts owed by Dealers to Newgen. Newgen will not hold MMSA responsible for invoices not paid as a result of insufficient funds in a Dealer's parts account. Newgen hereby releases MMSA from any and all liability as to the payment of such amounts should any Dealer's parts account not contain sufficient funds to pay any invoice.

     (n) If a Dealer's Mitsubishi franchise is terminated for any reason, such Dealer will be removed from direct billing through the MMSA parts account by MMSA. Newgen will bear full responsibility to collect any monies owed by said Dealer left unpaid at that time. MMSA will notify Newgen promptly in writing at the time of Dealer termination.

     (o) If a Dealer is put on "cash advance" status by MMSA, such Dealer will be removed from direct billing through the MMSA parts account. Newgen will bear full responsibility to collect any monies owed by said Dealer left unpaid at that time. MMSA will notify Newgen promptly in writing when a Dealer is put on cash advance by MMSA accounting.

     (p) If a Dealer enters into a buy-sell agreement to sell its Mitsubishi franchise, such Dealer will be removed from direct billing through the MMSA parts account. Newgen will bear full responsibility to collect any monies owed by said Dealer which are left unpaid at that time. MMSA will notify Newgen promptly in writing after it has received actual knowledge that a Dealer has entered into a buy-sell.

     (q) MMSA shall not charge any costs against Dealers' parts accounts except as to those listed on Exhibit "B" attached hereto and incorporated herein (the "DCP Dealer Costs").

2. STATUS AS INDEPENDENT CONTRACTOR. Newgen recognizes that it is being engaged as an independent contractor and not as an agent or employee of MMSA. Newgen acknowledges that as an independent contractor it is undertaking certain risks of loss not associated with an employment relationship. Under no circumstances is Newgen considered to be the agent of MMSA. Except as authorized under the terms of this Agreement, Newgen shall have no authority to act in MMSA's name or on its behalf or to enter into any contract or agreement on behalf of MMSA or to bind or obligate MMSA in any manner whatsoever. Newgen shall be solely liable and responsible for paying its own employees, if any, and for paying all taxes imposed, levied or assessed by any governmental agency on the compensation it receives from MMSA.

3.   TERM, TERMINATION AND RENEWAL.

     a. BASIC TERM. Subject to the provisions of Section b. below, this Agreement shall commence on the effective date first written above and shall continue to and until December 31, 2002.

     b. TERMINATION. This Agreement may be terminated by either party upon sixty (60) days advance written notice to the other. In the event either party shall breach any of the material terms, conditions, and/or agreements contained in this Agreement, the nonbreaching party, without prejudice to any of its other legal and/or equitable rights and remedies shall give the breaching party written notice pursuant to Paragraph 10 below. The writing shall particularize with specificity the alleged breach. The notified party shall then have (10) ten days after receipt of the notice to cure the actual breach. If the notified party fails to cure the actual breach within the ten
(10) day period, the non breaching party may terminate the Agreement without further notice. In the event of such termination, MMSA shall be responsible for compensation to Newgen for any fees or compensation for services rendered, disbursements incurred or contracted for and non-cancelable prior to Newgen's receipt of the notice of termination. MMSA shall not be responsible to Newgen for any fees or compensation for services rendered or disbursements incurred on or after Newgen's receipt of the notice of termination.

4. MMSA DIRECT SERVICES. Newgen shall provide the MMSA Direct Services at no cost or expense to MMSA, except as may be specifically referred to in Exhibit "B." In no event shall any such costs exceed the aggregate amount of [***] without the prior written consent of an authorized officer of MMSA. Any such amounts shall be payable net thirty (30) days after MMSA's receipt of a detailed invoice for such amounts.

5. GENERAL LIABILITY. Newgen agrees to provide Commercial General Liability Insurance in limits no less than [***] Bodily Injury and Property Damage (including Personal Injury and Contractual Liability) per occurrence and Automobile Liability in limits no less than [***] per occurrence. Newgen shall provide MMSA with Certificates of Insurance evidencing said coverage. MMSA shall be named as an additional insured on Newgen's general liability policy.

6. WORKER'S COMPENSATION. Newgen agrees to provide Worker's Compensation and Employer's Liability Insurance as required by Federal and/or State statutes for Newgen employees and agents. Newgen shall provide MMSA with a Certificate of Insurance evidencing said coverage.


*CONFIDENTIAL TREATMENT REQUEST(ED)

7. INDEMNITY. MMSA does not assume any liability for any act or omission of Newgen, its officers, agents, servants, employees, assignees, permittees or designees. Newgen agrees to indemnify, defend and hold harmless MMSA and any of its shareholders from any and all claims against them, of any kind or nature whatsoever, to the extent attributable to any breach or violation of any of the terms, covenants, conditions or provisions of this Agreement by Newgen, its officers, agents, servants, employees, designees, assignees or permittees, including, but not limited to, any and all expenses, liabilities, damages, costs and attorneys fees which MMSA may incur in connection with any such claims.

8. COMMUNICATIONS WITH REPRESENTATIVES. Newgen and MMSA shall each designate a person to be advised as to any and all matters under this Agreement.

9. ARBITRATION. Any controversy or claim arising out of or relating to the construction or application of any of the terms, provisions or conditions of this Agreement shall, on the written request of any party hereto, served on the other parties, be submitted to arbitration in the City of Cypress, California and such arbitration shall comply with and be governed by the provisions of the American Arbitration Association Rules then in effect. The costs of arbitration shall be borne equally by the parties. Judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The prevailing party shall also be entitled to reasonable attorneys fees and costs, which may be set by the Arbitrator in the same action or on a separate action brought for that purpose.

10. NOTICES. Any notices to be given hereunder by any party hereto to any other party hereto may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change its address by written notice to the other party in accordance with this Paragraph 10. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

To Newgen:            Newgen Results Corporation
                      12680 High Bluff Drive, Suite 300
                      San Diego, CA 92130
                      Attn.: Fred Wallace, VP of Marketing, Business & Product
                      With a copy to: Sam Simkin

To MMSA:              Mitsubishi Motor Sales of America, Inc.
                      6400 Katella Avenue
                      Cypress, CA 90630
                      Attn.: Manager, Retail Development
                      With copy to: Legal Department

11. NO WAIVER OF RIGHTS. All waivers hereunder must be made in writing and failure by any party hereto at any time to require any other party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

12. ASSIGNMENT. Neither party shall assign or attempt to assign any of its rights or obligations hereunder without the prior written consent of the other party.

13. AMENDMENT AND MODIFICATION. No amendment or modification of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

14. ENTIRE AGREEMENT. This Agreement, including each exhibit attached hereto, constitutes the complete and exclusive statement of this Agreement between the parties and supersedes all prior representations, understandings, and communications, oral and written, between the parties relating to the subject matter thereof.

15. SEVERABILITY. The parties hereto expressly agree and contract that it is not the intention of either of them to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. If any paragraph, sentence, clause, word or combination thereof in this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision of any jurisdiction, such paragraph, sentence, word, clause or combination thereof shall be inoperative in each such jurisdiction and the remainder of this Agreement shall remain binding upon the parties hereto in each such jurisdiction and the Agreement as a whole shall be unaffected elsewhere.

16. DUPLICATE COPIES. This Agreement may be executed in duplicate copies and each duplicate copy shall constitute an original instrument, but all such separate duplicate copies shall constitute only one and the same instrument.

17. LAW TO GOVERN. The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of California applicable to agreements negotiated, executed and performed in California regardless of whether either of the parties shall not be or hereafter become resident of another state or country, except as to any matters which are required to be governed by the laws of any other jurisdiction.

18. NON-EXCLUSIVE. This Agreement is non-exclusive. MMSA may hire other entities to provide similar products or services as being provided by Newgen hereunder, and Newgen may provide similar products or services to third parties including, but not limited to, other automobile distributors or manufacturers.

19. FORCE MAJEURE. Either party shall be excused from non-performance hereunder if the non-performance is caused by war, fire, strike, Acts of God, flood, or similar catastrophe or other cause beyond the party's reasonable control, and not deliberately caused by the party. This excuse shall continue as long as such cause continues, and shall terminate as soon as the cause terminates.

20. CONFIDENTIALITY. Newgen recognizes that providing services as contemplated hereunder to MMSA shall involve contact with information of substantial value to MMSA which is not old and not generally known in the trade and which gives MMSA an advantage over its competitors who do not know or use it, including but not limited to techniques, designs, drawing, processes, inventions, developments, equipment, prototypes, sales and customer information and business and financial information, relating to the business, products, practices or techniques of MMSA (hereinafter referred to as "Confidential Information"). Newgen shall at all times, regard and make all reasonable efforts to preserve as confidential such Confidential Information obtained by Newgen from whatever source and will not, during the period of this Agreement or thereafter, publish or disclose any part of such Confidential Information, marked "Confidential" in any manner, or use the same except on behalf of MMSA, without the prior written consent of MMSA.

     Newgen hereby agrees that all notes, data, sketches, drawings and other documents and records, and all material and physical items of any kind, including reproductions and copies thereof, which relate in any way to the business, products, practices or techniques of MMSA, or contain Confidential Information made by Newgen or that come into the possession of Newgen by reason of this Agreement are the property of MMSA and shall promptly be surrendered to MMSA at the termination of its business relationship with MMSA.

     Newgen agrees that it will not disclose to MMSA, or induce MMSA to use, any invention or confidential information belonging to any third party. Newgen shall cause each of its employees to agree to be bound by and abide by the confidentiality obligations contained in this Agreement and Newgen shall use all reasonable efforts to ensure that its employees abide by such obligations.

     Newgen's obligations under this paragraph 20 shall terminate with respect to any particular portion of the Confidential Information when Newgen can document that:

     (a) it was in the public domain at the time of MMSA's communication thereof to Newgen;

     (b) it was developed by employees or agents of Newgen independently of and without reference to any Confidential Information or other information that MMSA has disclosed in confidence to any third party; or,

     (c) it was communicated by MMSA to a third party free of any obligation of confidence.

21. WORK FOR HIRE. Any and all materials or works created by Newgen under this Agreement solely for MMSA's use as contemplated hereunder are works made for hire and shall be the sole property of MMSA and Newgen agrees to assign to MMSA without further consideration, all right, title and interest in such materials or works. MMSA will own the entire right, title and interest in and to all business ideas, concepts, copy, product ideas or other information developed for MMSA by Newgen in connection with or resulting in whole or in part from the services provided under this Agreement. MMSA shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in work prepared by Newgen pursuant to the performance of this Agreement. Newgen agrees to deliver to MMSA, upon termination or expiration of this Agreement, all materials and works created hereunder, as well as any materials of MMSA's given to Newgen for its use during the term of the Agreement. Notwithstanding anything to the contrary referred to above, this Section shall not apply to any materials or works owned and created by Newgen in its ordinary course of business which have not been customized for use by or for MMSA.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


MITSUBISHI MOTOR SALES                  NEWGEN RESULTS
OF AMERICA, INC., a                     CORPORATION
California corporation

By: /s/ Greg O'Neill                    By: /s/ Fred Wallace
   --------------------------------        --------------------------------
   Greg O'Neill, Senior Vice               Fred Wallace, Vice President
   President and General                   of Marketing, Business &
   Manager                                 Product

                                  EXHIBIT "A"

                             MMSA DIRECT SERVICES

The MMSA Direct Services shall include without limitation:

     - Corporate consolidated reports broken down by nation, region, district, and on request Dealer listing;
     -    Database purification analysis;
     -    Customer response rate analysis;
     -    Sales analysis;
     -    Program vs. non-program respondents analysis;
     -    Maintenance penetration analysis; and
     -    Telephone contact analysis.

Additional detail reports upon request for:

     -    Problem verification down to dealership level listing;
     -    Reasons for customer inactivity;
     -    Letter activity analysis;
     -    Phone contact analysis;
     -    Sales type comparison analysis;
     -    Sales by operation code analysis;
     -    Sales by vehicle analysis;
     -    Database analysis; and
     -    Program Response summary analysis.

Newgen shall provide the reports to MMSA on a monthly basis, at no cost to MMSA, and the reports shall include year to date total and average figures.

                                  EXHIBIT "B"

                               DCP DEALER COSTS

1.   COST OVERVIEW DIAMOND CARE PLUS, ARM (ANALYSIS, RETENTION AND MARKETING)
SYSTEM:

     Newgen will bill each Dealer for all fees except those noted. MMSA will direct bill each Dealer for ARM system services on the dealership parts account. Terms are net 30 days from date of invoice.

     - MMSA to receive at [***] "Site-of-Use" licenses for the Brio software required for access to dealer customer data through Newgen ROAD system.

     - Additional "Site-of-Use" to be based on a one time fee for each at [***] and a [***] per month charge.

     - Provided that Dealers enter into a [***] contract with Newgen, the Retention feature will be charged at [***] per month per active name in the Dealer's database for Dealers using a Dealer Maintenance System (DMS) that is electronically accessible to Newgen. This includes most ADP and R&R DMS systems, and only excludes older software releases that do not allow electron accessibility by Newgen.

     - Dealers utilizing a Universal Computer Systems (UCS) DMS will pay [***] per active name per month.

     - Dealers with no DMS or with a DMS that is not electronically accessible to Newgen will pay [***] per active name per month.

     - Dealers may elect to place a financial cap on their monthly charges. The minimum monthly charge will be at least the Dealer's current expenditures for the Diamond Care Dealer Direct Mail systems. Once a Dealer determines a cap, it cannot be reduced. A separate Monthly ARM System Budget form shall be provided to Dealers.

     - The Analysis and Marketing features will be charged at [***] per-month for unlimited access to the dealer database with the analytical, visualization and reporting capabilities.

     - Dealers shall be responsible for Internet connection, telephone lines and computer system (according to Newgen specifications, on the hardware specifications sheet provided to each Dealer) dedicated to run the Newgen ROAD software. Newgen ROAD software can be installed on Diamond Net PCs with the new configuration and a separate PC will not be required.

     - Dealers electing to have Newgen fulfill additional services including promotions design and fulfillment as a part of the Marketing feature, will be billed by Newgen directly on a per-request basis.

     - Newgen has [***], except for dealerships with invoicing systems to which Newgen does not interface.

2.   COST OVERVIEW DIAMOND CARE PLUS, RESERVATIONS SYSTEM:


*CONFIDENTIAL TREATMENT REQUEST(ED)

     - Provided that Dealer enters into a [***] contract, Diamond Care Plus, Reservations will be charged at:

               -    [***] per kept appointment
               - [***] per emergency re-scheduling (Dealer requests Newgen to reschedule appointments)

     - Dealers will be charged a [***] per month phone access fee for each service phone line.

     - Dealers electing to have Newgen fulfill additional services will be billed by Newgen directly on a per-request basis.

     -    Newgen has [***] except for dealerships
          with invoicing systems to which Newgen does not interface.

3.   COST OVERVIEW DIAMOND CARE PLUS, CONNECTIONS SYSTEM:

     - Dealer is to be responsible for Internet connection, telephone lines, and touch-screen computer, all in accordance with Newgen specifications set forth on the hardware specification sheet provided to each dealership, dedicated to run Diamond Care Plus, Connections software.

     - Diamond Care Plus, Connections will be billed on a sliding scale based on the previous 6-month average of surveys completed. Charges will be:

               -    0-200 per month [***]
               -    201-400 per month [***]
               -    401-600 per month [***]
               -    601-800 per month [***]
               -    801-1200 per month [***]
               -    1201+ per month [***]

     - Dealers electing to have Newgen fulfill additional services will be billed by Newgen directly on a per-request basis.

     -    Newgen has [***] except for dealerships
          with invoicing systems to which Newgen does not interface.


*CONFIDENTIAL TREATMENT REQUEST(ED)

                                EXHIBIT "C"

                              DEALER SERVICES

1. ANALYSIS, RETENTION AND MARKETING ("ARM") SYSTEM. The ARM system offers three primary elements, Analysis, Retention and Marketing. Retention is a service reminder and service/parts coupon system. Analysis and Marketing are designed to assist Dealers in database management, analysis and promotions design and fulfillment in order to increase service, parts, and sales revenue. The following is a list of services that Newgen Results Corporation shall provide MMSA and Dealers in connection with the ARM system. Newgen shall:

     - Provide customer database management for Dealers through the Retention element.

     - Provide initial database purification as well as ongoing purification.

     - Refresh the database that Newgen is maintaining on behalf of the Dealer by dialing into the Dealer's Dealer Management System on a daily basis through a modem, for all systems to which Newgen is able to electronically interface. UCS systems will be refreshed through weekly updates received from UCS directly. For those Dealers without a DMS that Newgen can electronically interface, Newgen will process data on a manual basis when Dealer provides hard copy repair order data.

     -    Provide letter fulfillment on dealership letterhead.

     - Letters will be mailed to Dealer's customers daily utilizing first-class postage. As Newgen develops e-mail address information, letter fulfillment may be via e-mail based on customer preference.

     - Dealers may add coupons to letters and may modify letter text and coupons at any time. Newgen will change the letters and coupons at its earliest opportunity.

     -    Letters to include:

     -    Thank you letters to new and late model vehicle purchasers;
     -    Thank you letters to first time service visitors;
     - Maintenance due reminder letters mailed to arrive at the customer prior to the maintenance due date; and
     - Declined service reminder letters mailed to customers after they decline service.

     - Allow MMSA and Dealers to insert brochures/flyers into letter envelopes at no charge providing insert does not affect postage costs and fulfillment. Newgen can assist in design and production of inserts at an additional charge

     - Telephone customers who do not respond to service reminder letters approximately 21 days after receiving reminder, scheduling appointments for Dealers and identifying customer opportunities which Newgen will fax to the Dealer on a daily basis.

     - Deactivate customers that do not respond to reminders or those no longer appropriate for solicitation.

     - At an additional charge, provide coupon design, production and fulfillment as directed by MMSA for orphan owners and selected customers not within selling Dealer's active database. MMSA to provide Newgen appropriate mailing lists for coupon mailings.

     - Provide electronic access through the Internet to all management reports for all Newgen systems provided to Dealer (prior to this feature availability, printed reports will be provided to Dealer on a monthly basis). Electronic reports may be viewed or extracted from system for further analysis and printing.

     -    Dealer reports for the Retention element currently include:

     -    Key indicators;
     -    Database purification;
     -    Activity reporting;
     -    Telephone contacts analysis;
     -    Sales generation comparison;
     -    Customer response rate;
     -    Sales by operation code, Dealer total and by service advisor;
     -    Analysis by vehicle year;
     -    Analysis by zip code;
     -    Customer opportunity summary; and
     -    Response summary.

     Newgen reserves the right to modify these reports from time to time.

     - Provide consolidated reports for MMSA on a monthly basis. Reports will provide statistical data on system activities and customer responses and will be broken down by Dealer, district, region, and nation. Reports for MMSA will be available in printed and electronic formats.

     - Provide Newgen ROAD software, which will enable Dealers and MMSA to manipulate their customer information utilizing sophisticated analysis and visualization capabilities.

     - Provide a Dealer specific access code allowing access only to Dealer's own customer information and management reports. Provide MMSA national, regional, and district, and Dealer specific coding to allow access to customer information for detailed and further MMSA analysis.

     - Initially provide assistance to Dealer for the development and fulfillment of targeted marketing promotions. Subsequently, provide Promotions Builder software that will assist Dealer in the development and fulfillment of targeted promotions.

     - Offer to Dealer and MMSA promotion development and fulfillment via telephone, direct mail, letters and coupon brochures, or e-mail formats. These additional promotion activities will be fulfilled at an additional charge and will be billed by Newgen directly.

     -    Allow Dealer input on all text and promotion content.

     - Provide on-site assistance through a dedicated support staff that will contact Dealers on a scheduled rotation of approximately eight (8) weeks.

     - Offer initial training to all Dealers as part of the installation of the Analysis and Marketing elements. Newgen will provide five training sessions for MMSA Dealers at a mutually agreed upon location. Newgen will be responsible for its own costs of travel. MMSA will provide the facility.

     - Assist in offering a one-day training session for Dealers within each Region. Newgen to bear the costs of training materials and it's personnel, including travel and lodging. MMSA to bear the cost of facility rental if needed, and meals as appropriate. Dealer to assume the cost of travel and lodging for dealership personnel.

     - Assist MMSA in developing training curriculum to be included into on-going MMSA training activities.

     - Assist MMSA with ARM system marketing and dealer enrollment efforts and problem resolution efforts as required.

2. DIAMOND CARE PLUS, RESERVATIONS. Diamond Care Plus, Reservations is an out-sourced remote service that allows Dealers to rout in-bound service reservations calls to Newgen. Newgen is then able to set service appointments at the dealership and follows up with the customers to ensure appointments are kept. The following is a list of services that Newgen Results Corporation will provide MMSA and/or Dealers.

     - DCP, Reservations will use the same customer database that is used for the ARM system. Since this customer database is updated by Newgen on a daily basis through nightly data extracts, it will ensure that the customer data that is being used is as accurate and purified as possible.

     - Calls will be screened at the Dealer to determine if a reservation is needed. If the customer needs to schedule a reservation, the call is seamlessly transferred to the DCP, Reservations call center in San Diego, California.

     - Dealership phone systems will be configured to allow all reservation calls to be forwarded via a DEALER SPECIFIC 800 directly to Newgen. Establishing this DEALER SPECIFIC 800 line allows Newgen's highly trained Reservation Coordinators to answer each call using a dealer specific greeting.

     - Dealer specific IVR message also prompts each caller to enter their home phone number providing the Reservation Coordinator with a "screen-pop" listing the customer's information.

     - DCP, Reservation Coordinators use specially designed stand-alone software to take all reservations. This software allows the Reservation Coordinators to do a superior job in the following areas:

     - Update customer information on all calls to keep the database purified and ensuring that the right vehicle is being discussed.

     - Obtain the current vehicle mileage which will be used later in the reservation process to recommend appropriate MMSA or dealer specific maintenance.

     - Ask "probing" questions to gather a detailed description and record of the customers concerns.

     - Recommend additional maintenance that is due on the vehicle based on mileage.

     - Employ sophisticated software, which calculates shop load to determine the first available day and time that all needed services and/or maintenance can be performed.

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     -     Customers OFFERED available times through-out the day, keeping traffic flow on the drive steady and prevent the early morning "bottlenecks" prevalent at many dealerships.

     - Record customer comments and alternate transportation needs so customers needs can be anticipated and provided.

     - Repeat all relevant information back to the customer to ensure that no items have been missed and that the correct day and time of the reservation is understood and recorded by the customer.

     - Provide Customers a customer focused thorough and consistent reservation service.

     - All calls to be answered by highly trained reservation coordinators using Dealer approved scripts.

     - Customer appointments will be set on 15 minute intervals to allow Dealer service advisors the time required to handle customers appropriately.

     - Reservations are downloaded into each Dealer's DSP on an hourly basis resulting in a "pre-written" RO. Same day reservations are entered back into the DSP immediately.

     - Opened repair order date will be used to create a Dealer specific "no show" report. All customers who miss their reservation will be called 24 hours after their missed reservation date in an attempt to get that customer's reservation rescheduled.

     - Pre-launch analysis of Dealer telecommunication system infrastructure to determine capabilities of system to transfer calls to Newgen. All telecommunications issues are to be resolved prior to Dealer roll-out on the program.

     - When possible, Customers are to be called 48 hours prior to their set appointment time to confirm the reservation.

     - Newgen will provide monthly management reports for both Dealers and MMSA that will provide statistical and financial information. MMSA reports will be broken down into district, regional, and summary sections. Reports will be available in printed and electronic formats.

     -     Standard Dealer reports to include:

                - Comparative breakdown of total number of customers (reservation vs. non-reservation);
                - Breakdown in customer pay dollar amount (reservation vs. non-reservation);
                - Breakdown in total repair order value (reservation vs. non-reservation);
                - Breakdown of average CP (customer pay) dollar amount (reservation vs. non-reservation);
                - Overall % of customers with CP work (reservation vs. non-reservation);
                -     No show rate % by month;
                - % of "no shows" who were rescheduled for another reservation; and
                -     % of maintenance bundles "upsold."

     - MMSA specially requested reports on any data that Newgen tracks or records in our databanks.

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     -     MMSA selected specialized reports as requested.

     - Dedicated Newgen dealer support staff will be provided to contact Dealers on a scheduled rotation of approximately eight (8) weeks. An initial kick-off meeting will be held at all Dealers enrolling on DCP, Reservations.

     - Provide one day of training conducted in San Diego, CA for all Dealers enrolled in DCP, Reservations. Dealers shall be responsible for sending at least one person to this training and each Dealer will be responsible for all costs related to travel, lodging and meals for all attendees.

     - Assist Dealers in training and system implementation to ensure each Dealer can fully utilize DCP, Reservations.

     - Assist with DCP, Reservations marketing efforts, Dealer enrollments and problem resolution as required.

3. DIAMOND CARE PLUS, CONNECTIONS is a customer satisfaction survey system, utilizing a touch-screen computer located at the dealership. The following is a list of services that Newgen Results Corporation will provide MMSA and it's Dealers. Newgen will:

     - Compile and report on customer survey data gathered through the touch-screen computer system.

     - Continuously gather customer survey responses and transfer them to Newgen through the Internet.

     - Return to the Dealer compiled customer survey data for analysis (delay times for access to updated responses will be based on the speed of the Internet).

     - Allow Dealer to fully customize up to six (6) survey questions and scoring formats. Dealer may change or modify survey questions and scoring formats at any time.

     -     Allow Dealer to determine survey options to include:

                -     Customer pay repairs;
                -     Warranty repairs; and
                -     Body shop repairs.

     - Provide rapid (Internet delayed) notification to Dealer of sales and service opportunities.

     - Provide access for the Dealer to customer satisfaction information and reports through the ARM system computer.

     - Provide reports to the Dealer, compiled on a daily, month-to-date, and monthly basis.

     -     Reports to include:

                -     Key indicators based on satisfaction questions asked; and
                -     Customer response rates and satisfaction analysis by:
                           -     Operation code;
                           -     Service Advisor; and
                           -     Technician.

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     -    Dealer selected specialized reports as requested.

     - Provide consolidated reports for MMSA on a monthly basis. Reports will provide statistical data on the customer responses and will be broken down by dealer, district, region, and nation. Reports for MMSA will be available in printed and electronic formats.

     - Provided a dedicated support staff to contact Dealers on a scheduled rotation of approximately eight weeks.

     -    Provide toll-free telephone support for Dealers to be available
     24/7.

     - Assist Dealers in training and system implementation to ensure each Dealer can fully utilize DCP, Connections.

     - Provide a qualified account team, with team leader, to act as primary contact for MMSA and, on request, participate in monthly activity meetings with MMSA project leaders.

     - Assist with DCP, Connections marketing efforts, dealer enrollments and problem resolution as required.

     - Newgen will not release any specific customer or dealer information to any third parties except MMSA. Newgen reserves the right to utilize the information for general statistical purposes.

     - Provide customer survey data to MMSA so MMSA may provide it to J D Power for CSI survey comparisons. Newgen will assist MMSA and J D Power in establishing data content and format.


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4.   DIAMOND CARE PLUS SYSTEM REQUIREMENTS SPECIFICATIONS.

     HARDWARE REQUIREMENTS.

     -    IBM compatible PC;
     -    Minimum 166 MHz (300Mhz recommended);
     -    32MB Ram (64 MB Ram recommended);
     -    30MB free hard disk space (300MB recommended); and
     - Color ink jet or color laser printer recommended (black and white printers will print graphs and management reports, however appearance quality will be affected).

     SOFTWARE REQUIREMENTS:

     - Internet Explorer Version 4.0 or higher, or Netscape Navigator Version 4.0 or higher;
     -    Windows Explorer;
     -    Windows 95 or Windows NT 4.0 SP3; and
     -    Excel 97 or higher.

     ADDITIONAL REQUIREMENTS FOR DIAMOND MARKETING PC CONNECTIVITY:

     -    Internet service provider account;
     -    33.6K modem (56K recommend); and
     -    Data quality line connection.

     ADDITIONAL HARDWARE REQUIREMENTS FOR DIAMOND CONNECTIONS:

     -    Notebook computer that supports:

          -    800X600 display;
          -    External monitor;
          -    Serial connection Db9; and
          -    Must support and be tested for Micro Touch 12" screen.

     Specific notebook which has been tested by Newgen and deemed compatible
     - Dell Latitude CPI standard low-end system.


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